Exhibit 10.1

Loton, Corp Enters into Letter of Intent to Sell its Interest in KOKO and for LiveXLive Subsidiary to Obtain Exclusive Digital Streaming Rights for KOKO Events

LOS ANGELES, September 11, 2015, Loton, Corp (OTC: LIVX ) has entered into a non-binding Letter of Intent to sell its 50% ownership interest in KOKO, London’s iconic live music venue. As part of the proposed transaction, Loton’s wholly-owned subsidiary, LiveXLive, a new live music streaming platform, shall enter into a three (3) year agreement for certain exclusive digital broadcast rights of KOKO events. The proposed sale would strengthen the company’s balance sheet enabling flexibility with regards to future transactions. Any sale would be subject to due diligence and definitive agreements and other approvals.

“We are strategically positioning ourselves away from owning and operating venues toward the focus of securing rights, owning and distributing digital content, and becoming a pure play digital company. LiveXLive plans to leverage the mobile device preference of millions of millennial fans, creating the first independent global live music and lifestyle network delivered across all digital platforms. The proposed digital broadcast rights agreement for KOKO events will represent a milestone in our development. We look forward to announcing many other multiyear agreements with leading venues, festivals and content providers,” said Robert Ellin, LiveXLive Founder and Chairman.

LiveXLive is planning to launch this fall with the world’s first live music streaming platform. Currently, the company is in discussions with content partners, venues and artists from around the world.

KOKO is a premier multimedia and lifestyle brand and one of London’s iconic live music venues. KOKO is internationally renowned for delivering over 250 live music events per annum for the past ten years and streaming live music to more than 300 million viewers in 70 countries around the globe.

About Loton, Corp (OTC: LIVX)

Loton, Corp (LIVX.OB) is a parent company in the emerging live / digital music space. The company’s LiveXLive subsidiary intends to be the world’s first premium live music streaming network that will deliver around the clock live music to viewers on any connected device as an authentic and experiential platform. The platform plans to offer the world’s leading music festivals with multiday and multistage coverage, unique concerts, intimate performances and cutting edge programming. We plan to extend the live experience to fans on desktop, laptop, mobile, tablets, consoles, connected TVs and virtual reality platforms. The LiveXLive network expects to provide compelling and curated content that showcases the entire spectrum of music to include music inspired fashion, food, and lifestyle content and showcase interviews, backstage access and both fan and artist perspectives. LiveXLive intends to feature all genres of music including rock, pop, indie, alternative, EDM, country and feature major festival headliners as well as emerging artists performing at clubs and venues around the globe.

Forward Looking Statement

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. These factors include uncertainties as to levels of orders, ability to record revenues, release schedules, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company’s filings on Forms 10-K and 10-Q with the Securities and Exchange Commission, press releases and other communications.

Business & Media Inquiries: Robert Ellin // Rob@livexlive.com